Exhibit 99

MONTANA MINING CORP.

NEWS RELEASE

MONTANA TO ACQUIRE DESTINATION MOUNTAIN BIKING

DEVELOPMENT IN THE DOMNICAN REPUBLIC

August 31, 2010 - Salt Lake City, Utah - Montana Mining Corp., a public company trading under the symbol MMGC.OB (Montana) today announced that it has signed an asset purchase agreement to acquire JBP SA (JBP) from Park Capital Management, Inc. (Park). JBP is a private company headquartered in the Dominican Republic that owns approximately 700 acres on which it intends to develop a destination mountain biking resort.

The premiere destination resort, to be known as ParkVida, will cater to mountain biking of all disciplines (i.e. downhill, cross-country, free ride, dirt jump, trials/street, and cyclocross) and will offer mountain biking aficionados an unparalleled biking experience. Visitors to ParkVida will be challenged by its trails by day and treated to “six-star” accommodation by night.

“We are pleased to move one step closer to developing this business opportunity” said Ruairidh Campbell, our chief executive officer and “believe that ParkVida will attract bikers from around the world to indulge in the exotic location and appreciate mountain bike specific amenities.”

The acquisition requires us to issue 15,282,120 common shares and 6,824,300 share purchase warrants exercisable for a period of ten years at $0.005 to Park for all ownership interests in JBP and to complete a private placement of no less than $750,000. A finder’s fee of 1,528,212 common shares and 682,430 share purchase warrants, exercisable for a period of three years at $0.06, will be paid on the closing date, anticipated to be November 12, 2010.

Forward Looking Statements

A number of statements contained in this press release are forward-looking statements. A safe-harbor provision may not be applicable to the forward-looking statements made in this press release. These forward-looking statements involve a number of risks and uncertainties, including the sufficiency of existing capital resources, uncertainties related to the development of Montana’s business plan, and its ability to secure sources of financing. The actual results that Montana may achieve could differ materially from any forward-looking statements due to such risks and uncertainties. Montana encourages the public to read the information provided here in conjunction with its most recent filings on Form 10-K and Form 10-Q. Montana’s public filings may be viewed at www.sec.gov.

Montana Mining Corp.
Ruairidh Campbell, President
(801) 582-9609
Email: ruairidhcampbell@msn.com